Exhibit 99.1

Harvey P. Eisen

c/o Bedford Oak Advisors, LLC

100 South Bedford Road, Suite 2R

Mount Kisco, NY 10549

June 18, 2012

Peter M. Donovan

c/o Wright Investors’ Service

440 Wheelers Farms Road

Milford, CT 06461 USA

Re:          Board of Directors Appointment Pursuant to Merger Agreement

Dear Mr. Donovan:

Reference is made to that certain Agreement and Plan of Merger, dated as of June 18, 2012 (the “Merger Agreement”), by and among National Patent Development Corporation, a Delaware corporation (“Parent”), NPT Advisors Inc., a Delaware corporation, The Winthrop Corporation, a Connecticut corporation, and you, acting in your capacity as Securityholders’ Representative (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement).

1.             Voting Agreement.  In connection with the execution, delivery and performance of the Merger Agreement, the undersigned, each of Harvey Eisen (“Eisen”) and the undersigned entities (the “Bedford Oak Entities”) agree (and agree to cause his or its successors and affiliates and all funds and accounts with respect to which any of them has or shares voting authority to agree), until the earlier of (A) the later of (i) five (5) years from the Closing Date and (ii) such time after five (5) years from the Closing Date as the board of directors of Parent determines, in the exercise of its fiduciary duties, not to re-nominate you as a director, and (B) the date that you, your spouse and your account in The Wright Investors’ Service Deferred Savings, Profit Sharing and Investment Plan and Trust cease to beneficially own, in the aggregate, at least Seven Hundred Fifty Thousand (750,000) shares of Parent Common Stock (which number of shares of Parent Common Stock shall be equitably adjusted in the event of any stock split or similar transaction affecting or involving any Parent Common Stock), to vote, or cause to be voted, all shares of Parent Common Stock beneficially owned either by Eisen or any Bedford Oak Entity, or with respect to which Eisen or any Bedford Oak Entity has or shares voting authority, in favor of your election to (and against your removal from) the Board of Directors of Parent as contemplated by Section 2.5 of the Merger Agreement.

2.             Miscellaneous.  For purposes of this letter agreement, each of Sections 14.3, 14.5, 14.7 and 14.13 of the Merger Agreement shall be incorporated herein by reference and each reference to (i) a “party” or “Party” therein shall be deemed to refer to each of the undersigned and Peter M. Donovan, and (ii) “the Agreement” or “this Agreement” therein shall be deemed to refer to this letter agreement.

Sincerely,

/s/ Harvey P. Eisen
Harvey P. Eisen

BEDFORD OAK ADVISORS, LLC

	By:	/s/ Harvey P. Eisen
Name: Harvey P. Eisen
Title: Managing Member

BEDFORD OAK CAPITAL, L.P.

	By:	Bedford Oak Management, LLC

	By:	/s/ Harvey P. Eisen
Name: Harvey P. Eisen
Title: Managing Member

BEDFORD OAK ACORN, L.P.

	By:	Bedford Oak Management, LLC

	By:	/s/ Harvey P. Eisen
Name: Harvey P. Eisen
Title: Managing Member

AGREED TO AND
ACKNOWLEDGED BY:

/s/ Peter M. Donovan
Peter M. Donovan

[SIGNATURE PAGE TO BEDFORD OAK SIDE LETTER]